Exhibit 99.1

                      AMERICAN NATURAL ENERGY CORPORATION
                           7030 South Yale, Suite 404
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473


November 1, 2002                                             TSX Venture:  ANR.U



    AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES SALE OF OKLAHOMA PROPERTIES

American Natural Energy Corporation ("ANEC") announced today that it sold to a private company effective October 1, 2002 its interest in the undeveloped leasehold it held in McIntosh County, Oklahoma. The sale included ANEC's interest in four coal seam gas wells it had drilled on the leased acreage. The sale price was $1.018 million, subject to final post closing adjustments. With the sale of the Oklahoma property, ANEC intends to focus its efforts on the development and exploration of its salt dome property located in St. Charles Parish, Louisiana.

Separately, the company announced that John Fleming has resigned his board position.

         For further information, please contact:

         Michael Paulk                               Steven Ensz
         Tel:  918-481-1440                          Tel: 281-367-5588



         This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business activities and operating performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of the ANEC's development and exploration activities. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at www.sec.gov.